Exhibit 10.29.5

FIFTH AMENDMENT TO
REVOLVING CREDIT, TERM LOAN, CAPITAL
EXPENDITURE LOAN, GUARANTY AND SECURITY AGREEMENT

Preamble.     THIS FIFTH AMENDMENT TO REVOLVING CREDIT, TERM LOAN, CAPITAL EXPENDITURE LOAN, GUARANTY AND SECURITY AGREEMENT (hereinafter, together with all schedules and exhibits hereto, and any supplements, additions, modifications or amendments thereto made from time to time called the “Fifth Amendment”), dated as of December 11, 2002 (the “Fifth Amendment Date”), is made by and among HLM DESIGN, INC., a Delaware corporation, as borrower (“Borrower”); all those parties identified in the Credit Agreement (defined below) as the “Affiliate Guarantors” (the “Affiliate Guarantors”); WHITEHALL BUSINESS CREDIT CORPORATION, a New York corporation (hereinafter, together with its successors and permitted assigns, called “WBCC”), as successor-in-interest to IBJ WHITEHALL BUSINESS CREDIT CORPORATION, as sole Lender thereunder and as agent for all Lenders from time to time party thereto and any Issuer (WBCC, acting in such latter capacity, the “Agent”).

The Borrower, and the Affiliate Guarantors (collectively, the “Obligors”), and WBCC (the foregoing parties herein sometimes collectively called the “Parties” and individually called a “Party”) are parties to a certain Revolving Credit, Term Loan, Capital Expenditure Loan, Guaranty and Security Agreement, dated as of February 7, 2000 (which is, as amended to date, including pursuant to this Fifth Amendment, called herein the “Credit Agreement”), pursuant to which, among other things, WBCC, as sole Lender, has agreed to extend credit and other financial accommodations to the Borrower.

The Parties have agreed to modify and amend the Credit Agreement in the manner, and subject to the terms and conditions, set forth hereinbelow.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

SECTION 1.    Definitions. Capitalized terms used in this Fifth Amendment and not defined herein are defined in the Credit Agreement.

SECTION 2.    Amendments.

2.1     Change in Supplemental Availability.   The “Supplemental Availability” provision, added to the Credit Agreement pursuant to the Third Amendment in Section 2(a) thereto, and modified pursuant to Section 2(a) of the Fourth Amendment, shall be modified further, retroactive to October 31, 2002, to reflect an extension in the duration of “Supplemental Availability” from October 31, 2002 through the Fifth Amendment Date (which latter date shall be the new “End Date” for “Supplemental Availability”).

2.2     Changes in Reserves.   The following reserves, imposed by the Agent in respect of the “Formula Amount” pursuant to Section 2.1(a) of the Credit Agreement, shall be modified as follows:

(i)   the reserve in respect of the UK Parent Limited Guaranty is suspended, subject to reinstatement, in Agent’s credit judgment, at any time or from time to time after January 31, 2003; and

(ii)   the reserve for Billed Eligible Receivables, equal in amount to 100% of the amount by which the face amounts thereof exceed actual costs (determined in accordance with GAAP), shall be reduced to 65% of such amount.

2.3     Interest Rate Calculation.   The interest rate payable on Revolving Advances shall be modified as follows:

(i)   the definition of “Applicable Margin,” appearing in Section 1.1 of the Credit Agreement, is deleted; and

(ii)   the definition of “Revolving Interest Rate”, appearing in Section 1.1 of the Credit Agreement is amended to read, in its entirety, as follows:

“Revolving Interest Rate” shall mean an interest rate per annum equal to (a) with respect to Domestic Rate Loans, the sum of the Alternate Base Rate plus 50/100ths of one percent (.50%), and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus two and 75/100ths of one percent (2.75%).

The interest rate payable on the Term Loan shall remain unchanged. The interest rate payable on the “New Term Loan,” as that term is defined in Section 2.9 of this Amendment, shall be as set forth and described therein.

2.4     Increase in Audit Fees.   The sum “Seven Hundred Dollars ($700),” appearing in Section 3.5(b) of the Credit Agreement, is increased to “Seven Hundred Fifty Dollars ($750)” in respect of the payment of audit fees.

2.5     Change in Financial Covenants.   The financial covenants, set forth in Sections 6.5 through Section 6.10A of the Credit Agreement shall be modified as follows and, in connection therewith, compliance by Borrower with Sections 6.9 and 6.10 of the Credit Agreement for the fiscal quarter ending on or closest to October 31, 2002, is hereby irrevocably waived:

(a)     Change to Net Worth.   Existing Section 6.5 is deleted and the following revised Section 6.5 is substituted in its place:

6.5     Net Worth.   Maintain a Net Worth of Borrower and its Domestic Subsidiaries, on a consolidated basis, on the last day of each fiscal quarter of the Borrower, equal to: (i) $10,600,000, on the last day of the fiscal quarter ending on or closest to October 31, 2002, (ii) beginning on the last day of the fiscal quarter ending closest to January 31, 2003, and continuing thereafter, on a quarterly basis, on the last day of each succeeding fiscal quarter, an amount equal to the sum of (A) $12,000,000 plus (B) a cumulative sum, determined by adding together for each fiscal quarter of the Borrower ending on and after the fiscal quarter ending on or closest to January 31, 2003, an amount equal to seventy-five percent (75%) of net income, determined on a consolidated basis for Borrower and its Domestic Subsidiaries in accordance with GAAP (without giving credit for any losses, however) for each such fiscal quarter.

(b)     Change to Leverage Ratio.   Existing Section 6.6 of the Credit Agreement is deleted and the following revised Section 6.6 is substituted in its place.

6.6     Leverage Ratio.   Maintain as of the end of each fiscal quarter of the Borrower, a Leverage Ratio, determined for the four (4) consecutive fiscal quarters ending on each such fiscal quarter end date, for Borrower and its Domestic Subsidiaries, on a consolidated basis, not to exceed: (i) 3.50:1, at the end of the fiscal quarter ending on or closest to October 31, 2002, and (ii) 3.00:1, at the end of each fiscal quarter ending subsequent to the fiscal quarter ending on or closest to October 31, 2002, provided, however, that in calculating the Leverage Ratio for all such fiscal quarters ending subsequent to the fiscal quarter ending on or closest to October 31, 2002, the denominator thereof (EBITDA) shall be adjusted in the same manner and to the same extent as set forth in Section 6.9.

(c)     Change to Senior Leverage Ratio.   Existing Section 6.7 of the Credit Agreement is deleted and the following revised Section 6.7 is substituted in its place.

6.7     Senior Leverage Ratio.   Maintain as of the end of each fiscal quarter of the Borrower, a Senior Leverage Ratio, determined for the four (4) consecutive fiscal quarters ending on each such fiscal quarter end date, for Borrower and its Domestic Subsidiaries, on a consolidated basis, not to exceed 2.50:1, provided, however, that, in making the calculation of Senior Leverage Ratio for all fiscal quarters of Borrower ending after the fiscal quarter ending on or closest to October 31, 2002, the denominator thereof (EBITDA) shall be adjusted in the same manner and to the same extent as is provided in the provisos to clause (ii) of Section 6.9.

(d)     Change to Capital Expenditures Limit.   Existing Section 6.8 of the Credit Agreement is deleted and the following revised Section 6.8 is substituted in its place.

6.8     Capital Expenditures.   Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized development costs and capitalized leases) in an amount not to exceed for Borrower and its Domestic Subsidiaries, on a consolidated basis, for each fiscal year, $750,000.

(e)     Change to Fixed Charge Coverage Ratio.   Existing Section 6.9 of the Credit Agreement is deleted and the following revised Section 6.9 is substituted in its place.

6.9     Fixed Charge Coverage Ratio.   Maintain as of the end of each fiscal quarter of the Borrower, a Fixed Charge Coverage

Ratio, for Borrower and its Domestic Subsidiaries on a consolidated basis, determined for the four (4) consecutive fiscal quarters ending on each such date, of not less than: (i) 1.00:1, at the end of each fiscal quarter of the Borrower ending between (and including) the fiscal quarter ending on or closest to January 31, 2003 and April 30, 2004, respectively; and (ii) 1.10:1, at the end of each fiscal quarter of the Borrower ending subsequent to the fiscal quarter ending on or closest to April 30, 2004, provided, however, that in making the calculation of the Fixed Charge Coverage Ratio for all fiscal quarters ending after the fiscal quarter ending on or closest to October 31, 2002, the numerator thereof (Operating Cash Flow) shall be adjusted by adding to or deducting from EBITDA as used therein (as appropriate) the following amounts for the period in question; that is to say: (i) adding net cash proceeds received from contributions of equity (including pursuant to the issuance of preferred stock); (ii) deducting any increase (net), in capitalized development costs, and (iii) deducting all expenses (including acquisition costs) incurred for the period in question by Borrower’s domestic (U.S.) operations and allocated to any foreign operations of Borrower (including any Foreign Subsidiary); offset by payments received during any such period from a Foreign Subsidiary to reimburse Borrower for funds previously provided by Borrower; provided, however, that in making the adjustments described in clauses (i) through (iii) above, each such adjustment shall be made only to the extent the adjustable event occurred (or was incurred) both (A) in the relevant period for which EBITDA is being measured and (B) after May 3, 2002 in any event.

(f)     Change to Senior Fixed   Charge Coverage Ratio. Existing Section 6.10 of the Credit Agreement is deleted and the following revised Section 6.10 is substituted in its place.

6.10     Senior Fixed Charge Coverage Ratio.   Maintain as of the end of each fiscal quarter of the Borrower, a Senior Fixed Charge Coverage Ratio for Borrower and its Domestic Subsidiaries, on a consolidated basis, determined for the four (4) consecutive fiscal quarters ending on each such date, of not less than: (i) 01.40:1, at the end of the fiscal quarter of Borrower ending between (and including) the fiscal quarter ending on or closest to January 31, 2003 and October 31, 2003, respectively; and (ii) 1.20:1, at the end of each fiscal quarter of the Borrower ending subsequent to the fiscal quarter ending on or closest to October 31, 2003; provided, however, that for each fiscal quarter of the Borrower ending after the fiscal quarter ending on or closest to October 31, 2002, in calculating Senior Fixed Charge Coverage Ratio, the numerator thereof (Operating Cash Flow) shall be adjusted in the same manner and to the same extent as is provided in the provisos to Section 6.9.

(g)     Change to EBITDA Covenant.   Existing Section 6.10A of the Credit Agreement is deleted and the following revised Section 6.10A is substituted in its place:

6.10A     EBITDA.   EBITDA of the Borrower and its Domestic Subsidiaries, on a consolidated basis, for each fiscal period prescribed below, shall be at least the following: (i) for the trailing two (2) fiscal quarters ending on or closest to October 31, 2002, $1,635,000, and (ii) for the each single fiscal quarter ending on or closest to (A) January 31, 2003 and April 30, 2003, $500,000, (B) July 31, 2003, October 31, 2003, January 31, 2004 and April 30, 2004, $600,000, and (D) July 31, 2004 and each succeeding fiscal quarter ending thereafter, $700,000; provided, however, that in calculating EBITDA for each covenanted fiscal period ending on and after the fiscal quarter of Borrower ending on or closest to January 31, 2003, there shall be deducted therefrom the amount of all expenses (including acquisition expenses) incurred in the period in question (but subsequent to the fiscal year of Borrower ended on or closest to April 30, 2002) by Borrower’s consolidated domestic (U.S.) operations and allocated to any foreign operations of Borrower (including any Foreign Subsidiary) offset by payments received during any such period from a Foreign Subsidiary to reimburse Borrower for funds previously provided by Borrower.

2.6     Change in Method of Reporting on Eligible Receivables.   Notwithstanding the terms of Section 9.2 of the Credit Agreement, henceforth, reporting of Eligible Receivables shall be done as follows:

(i)     Billed Receivables shall be reported at the midpoint and again at the end of each fiscal month, as soon as practicable thereafter, but not later than twenty (20) days thereafter;

(ii) Unbilled Receivables shall be reported at the end of each fiscal month of the Borrower, as soon as practicable after, but not later than twenty (20) days after, the last day of such fiscal month.

2.7     Addition to Quarterly Reporting.   Together with the quarterly financial statements of Borrower and its Subsidiaries required to be delivered pursuant to Section 9.8 of the Credit Agreement, henceforth, Borrower shall include a “cash flow” statement for its domestic (U.S.) operations and related explanatory schedules, to be compiled and presented in a manner reasonably satisfactory to the Agent.

2.8     Addition to Monthly Reporting.   Together with the monthly financial statements of Borrower and its Subsidiaries required to be delivered pursuant to Section 9.9 of the Credit Agreement, henceforth, Borrower shall include monthly consolidating balance sheets and income statements on both domestic and foreign operations.

2.9     New Term Loan.   Section 2.4 of the Credit Agreement shall be modified to reflect the addition of a new term Loan, by the addition thereto of a new Section 2.4A at the end of said Section 2.4, to read as follows:

A.     New Term Loan.   During the period commencing on the Fifth Amendment Date and ending on February 28, 2003 (the “Increase Period”), Borrower may, at its option, obtain a new term loan from WBCC (the “New Term Loan”), subject, however, to meeting the following terms, covenants and conditions:

(i)     the maximum amount of the New Term Loan cannot exceed the lesser of (A) $1,000,000, or (B) 100% of the amount of each cash equity contribution received by Borrower between May 3, 2002 and February 28, 2003, to the extent in excess of $700,000 (rounded down to the nearest $10,000) to the extent applied, when received, to the payment of Revolving Advances (after which the same may be re-borrowed;

(ii)     Borrower may request and obtain no more than two (2) disbursements of the New Term Loan during the Increase Period, with such disbursements to be obtained on, or within five (5) Business Days after, December 31, 2002 and February 28, 2003, respectively (unless in either or both cases, a sooner or later date is approved by the Agent) and in amounts not less than $250,000 per disbursement (unless otherwise approved by the Agent); provided that the initial such disbursement cannot exceed $600,000 in any event;

(iii)     a disbursement of the New Term Loan (herein, an “Increase”) may not be requested and, if requested, shall not be made available to the Borrower if a Default or Event of Default then exists; and

(iv)     the second disbursement of the New Term Loan may not be requested (or, if requested, shall not be granted) unless on or prior to its disbursement the Bank of Scotland shall have agreed, under the terms of the Scotland Agreements (as hereinafter defined) to permit Foreign Subsidiaries to reimburse Borrower and/or its Domestic Subsidiaries, as appropriate, for any costs or expenses (including overhead) incurred by it or them for and on behalf of the Foreign Subsidiaries, or any of them, in a manner satisfactory to Agent.

B.     Application of Proceeds.   The proceeds of each Increase shall be applied to repay Revolving Advances (but may be re-borrowed subsequent thereto);

C.     Interest Rate.   The New Term Loan (including each Increase) shall bear interest from the date of its disbursement at the same interest rate and be payable at the same time as interest payable on the Term Loan (regardless whether the Term Loan is or has been paid in full);

D.     Amortization.   On March 1, 2003, the then disbursed amount of all Increases shall be aggregated and such aggregated sum thenceforth shall be the “New Term Loan” for all purposes of the Credit Agreement, and be repaid in equal installments, based on a twenty-four (24) month level principal amortization beginning on March 1, 2003, and continuing on the first day of each succeeding calendar month, with the then unpaid principal balance thereof remaining at the end or the Term to be due and payable in full on such date.

E.     Commitment.   The Commitment of WBCC as sole Lender in respect of the New Term Loan shall increase by the amount of each Increase.

F.     New Note.   On the Fifth Amendment Date, the Borrower shall execute a new Term Note in favor of WBCC equal in principal amount to the New Term Loan on the Fifth Amendment Date (such new note herein called the “New Note”).

G.     No Other Changes.   Except as expressly set forth hereinabove, the New Term Loan shall be subject to the same terms, covenants and conditions as the Term Loan as if made an integral part thereof from its inception, provided that Section 2.15(b) (Excess Cash Flow recapture) shall not apply to the New Term Loan until the fiscal year ending closest to April 30, 2004.

2.10     Change in Negative Covenant Affecting Loans and Advances to Foreign Subsidiaries.   Subsequent to the Fifth Amendment Date, and notwithstanding Section 7.5 of the Credit Agreement or any other provisions hereof, no loans, advances or extensions of credit, whether direct or indirect, shall be made to any Foreign Subsidiary by the Borrower or any Domestic Subsidiary, except that the foregoing shall not prohibit: (i) internal overhead allocations or (ii) the actual costs of materials, supplies or services not part of overhead, so long as the total amount of all such costs does not exceed $100,000 per fiscal year of Borrower, net of cash reimbursements to Borrower or its Domestic Subsidiaries, as appropriate, by a Foreign Subsidiary.

2.11     Change in Term of Agreement.   The stated Term of the Credit Agreement, set forth in Section 13.1 of the Credit Agreement, shall be changed from February 7, 2003 to December 9, 2005. The current early termination fee, equal in amount to one percent (1%) of the aggregate Commitments, shall remain unchanged through the end of the extended Term.

SECTION 3.     Waiver of Claims.   As a specific inducement to WBCC without which the Obligors acknowledge WBCC would not enter into this Fifth Amendment, the Borrower hereby waives any and all claims that it may have against any other Party, as of the date hereof, arising out of or relating to the Credit Agreement or any Other Document whether sounding in contract, tort, or any other basis.

SECTION 4.     Fees.   Borrower shall pay to WBCC a fully earned, non-refundable amendment fee equal to $50,000 on the Fifth Amendment Date as consideration for the modifications to the Credit Agreement set forth herein.

SECTION 5.     Miscellaneous.

5.1     Reference to Credit Agreement.   Upon the effectiveness of this Fifth Amendment, each reference in the Credit Agreement to “this Credit Agreement” and each reference in the Other Documents to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

5.2     Effect on Other Documents.   Except as specifically amended by this Fifth Amendment, all terms of the Credit Agreement and all Other Documents shall remain in full force and effect and are hereby ratified and confirmed.

5.3     No Waiver.   The execution, delivery and effectiveness of this Fifth Amendment shall not operate as a waiver of any right, power, or remedy of Lenders or the Agents under any of the Other Documents, nor constitute a waiver of any provision of any of the Other Documents.

5.4     Costs, Expenses and Taxes.   The Borrowers agrees to pay on demand the costs and expenses of WBCC incurred in connection with the preparation, reproduction, execution, and delivery of this Fifth Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for WBCC with respect hereto.

5.5     No Novation.   Nothing contained herein intended, or shall be construed, to constitute a novation to the Credit Agreement or any Other Document.

5.6     Governing Law.   This Fifth Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving affect to conflict of law provisions.

5.7     Counterparts.   This Fifth Amendment may be executed in counterparts. Each counterpart shall bind the Party or Parties executing same. All counterparts, taken together, shall constitute one and the same agreement.

SECTION 6.     Conditions Precedent.   The following shall constitute express conditions precedent to any obligation of WBCC under this Amendment: (i) receipt by Agent of payment of the fee specified in Section 4; (ii) execution and delivery to the Agent (A) by the Obligors of this Amendment (B) by the Borrower of the New Note and (C) by the Guarantors of their acknowledgement hereof appended hereto; (iii) satisfaction by Agent no Default or Event of Default shall exist; (iv) receipt by Agent of evidence satisfactory to Agent that any defaults under or in respect of the financial covenants set forth in the loan contracts with the Foreign Subsidiaries (guaranteed by Borrower) from the Bank of Scotland (the “Scotland Agreements”) have been waived (pending their subsequent modification, as described below); and (v) satisfaction by Agent that no change having, or which could reasonably be expected to have, a Material Adverse Effect has occurred.

SECTION 7.     Conditions Subsequent.   The following shall constitute express conditions subsequent to the continuing obligation of WBCC under this Amendment, and the failure of Borrower to meet any one of such conditions subsequent by the date specified below shall, at the option of WBCC, constitute an Event of Default:

(i)     by not later than January 24, 2003, WBCC shall have received evidence satisfactory to it that the BL&P Notes have been restructured to reflect a deferment of the payments owing thereon on terms and conditions satisfactory to WBCC; (ii) by not later than November 15, 2003, the financial covenants set forth in the Scotland Agreements shall have been modified to cover future periods, each in a manner satisfactory to WBCC; and (iii) by not later than November 15, 2003, executed originals of all documentation between or among Borrower, WBCC and Bank of Scotland pertaining to the Bank of Scotland loan, including particularly the intercreditor agreement, shall have been received by WBCC (to the extent not heretofore received by WBCC).

IN WITNESS WHEREOF, the Parties have caused this Fifth Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

WHITEHALL BUSINESS CREDIT CORPORATION, as Lender and as Agent

By:	/s/ OTTO BRUNKE
Name:	Otto Brunke
Title:	Assistant Vice President

HLM DESIGN, INC., as Borrower and Borrowing Agent

By:	/s/ JOSEPH M. HARRIS
Name:	Joseph M. Harris
Title:	President & Chairman of the Board

JPJ ARCHITECTS, INC., as Affiliate Guarantor

By:	/s/ JOSEPH M. HARRIS
Name:	Joseph M. Harris
Title:	President

HLM DESIGN USA, INC., as Affiliate Guarantor

By:	/s/ JOSEPH M. HARRIS
Name:	Joseph M. Harris
Title:	President

HLM DESIGN ARCHITECTURE ENGINEERING AND PLANNING, P.C., as Affiliate Guarantor

By:	/s/ JOSEPH M. HARRIS
Name:	Joseph M. Harris
Title:	President

HLM DESIGN OF NORTHAMERICA, INC., as Affiliate Guarantor

By:	/s/ JOSEPH M. HARRIS
Name:	Joseph M. Harris
Title:	President, CEO & Chairman of the Board

SOTA SOFTWARE SYSTEMS, INC., as Affiliate Guarantor

By:	/s/ JOSEPH M. HARRIS
Name:	Joseph M. Harris
Title:	President

ACKNOWLEDGED AND CONSENTED TO
AS INDIVIDUAL GUARANTORS:

The undersigned acknowledge and consent to the foregoing in respect of their pre-existing guaranties, provided that their liabilities thereunder shall not be increased hereby.

/s/ VERNON B. BRANNON
Vernon B. Brannon
Individually

/s/ JOSEPH M. HARRIS
JOSEPH M. HARRIS
Individually